UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            HEALTHCOR HOLDINGS, INC.
                                (Name of issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of class of securities)

                                    422201103
                                 (CUSIP number)


      Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See rule 13d-7.)


                         (Continued on following pages)

                                 (Page 1 of 4)

CUSIP NO.

001936-10-3

________________________________________________________________________________
1.    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      S. Wayne Bazzle
      Cheryl C. Bazzle

________________________________________________________________________________
2.    Check the Appropriate Box if a Member of a Group
                                                            (a)______
                                                            (b)______

________________________________________________________________________________
3.    SEC Use Only


________________________________________________________________________________
4.    Citizenship or Place of Organization

      Texas

________________________________________________________________________________
Number of                                       5     Sole Voting Power
Shares                                                           0
                                                      __________________________
Beneficially                                    6     Shared Voting Power
Owned by                                                      2,600,000
                                                      __________________________
Each                                            7     Sole Dispositive Power
Reporting                                                        0
                                                      __________________________
Person                                          8     Shared Dispositive Power
With                                                          2,600,000
                                                      __________________________

________________________________________________________________________________
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,600,000
________________________________________________________________________________
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

________________________________________________________________________________
11.   Percent of Class Represented by Amount in Row (9)

                                      27.1%
________________________________________________________________________________
12.   Type of Reporting Person
                                   Individual

                                 (Page 2 of 4)

Item 1(a).  Name of Issuer:

            HealthCor Holdings, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            8150 North Central Expressway, Suite M2000, Dallas, TX 75206

Item 2(a).  Name of Person Filing:

            S. Wayne Bazzle
            Cheryl C. Bazzle

Item 2(b).  Address of Principal Business Office, or, if None, Residence:

            c/o HealthCor Holdings, Inc., 8150 North Central Expressway, Dallas, Texas, 75206

Item 2(c).  Citizenship:

            Texas

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e):  CUSIP Number:

                  422201103

Item 3:     Reporting Person:

            Not Applicable

Item 4.     Ownership:

            See the responses to Items 5 through 11 on page 2.

Item 5.     Ownership of Five Percent or Less of a Class:

            Not Applicable

                                 (Page 3 of 4)

Item 6.     Ownership of more than Five Percent of Behalf of Another Person:

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Not Applicable

Item 8.     Identification and Classification of Members of the Group:

            Not Applicable

Item 9.     Notice of Dissolution of Group:

            Not Applicable

Item 10.    Certification:

            Not Applicable




            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 11, 1998            ____________________________________________
                                    S. Wayne Bazzle


                                    ____________________________________________
                                    Cheryl C. Bazzle

                                 (Page 4 of 4)